Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 AMERICA • ASIA PACIFIC • EUROPE

August 14, 2026

Caterpillar Financial Services Corporation

2120 West End Avenue

Nashville, Tennessee 37203-0001

Re:	Caterpillar Financial Services Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by Caterpillar Financial Services Corporation, a Delaware corporation (the “Company”), of (i) $300,000,000 aggregate principal amount of its Medium-Term Notes, Series L, Floating Rate Notes due 2029 (the “2029 Floating Rate Notes”) and (ii) $1,050,000,000 aggregate principal amount of its Medium-Term Notes, Series L, 4.650% Notes due 2029 (the “2029 Fixed Rate Notes” and together with the 2029 Floating Rate Notes, the “Notes”) pursuant to the Company’s Registration Statement on Form S-3, Registration No. 333-294677 (the “Registration Statement”), the Prospectus constituting a part thereof, dated March 27, 2026, relating to the offering from time to time of debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), the Prospectus Supplement, dated March 27, 2026, to the above-mentioned Prospectus relating to the Company’s Medium-Term Notes, Series L and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act, the Pricing Supplements to the above mentioned Prospectus and Prospectus Supplement, dated (i) August 10, 2026, relating to the 2029 Floating Rate Notes and (ii) August 10, 2026 and August 12, 2026 relating to the 2029 Fixed Rate Notes, respectively, and filed with the Commission pursuant to Rule 424 promulgated under the Act (the Prospectus dated March 27, 2026, the Prospectus Supplement dated March 27, 2026 relating to the Company’s Medium-Term Notes, Series L and the applicable Pricing Supplement dated August 10, 2026 and/or August 12, 2026, being hereinafter together referred to as the “Prospectus” as to the applicable Notes), and the Indenture, dated as of March 29, 2023 (the “Indenture”), between the Company and U.S. Bank Trust National Association (the “Trustee”). The Notes are to be issued in substantially the form filed as an exhibit to the Registration Statement (with the maturities, interest rate or interest rate basis, as applicable, and other terms of the Notes appropriately provided for).

We have examined the Registration Statement, each Prospectus, the Indenture, the forms of the Notes (with the maturities, interest rate or interest rate basis, as applicable, and other terms provided for) and such other instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Based on such examination, we are of the opinion that, when the Notes have been executed and issued by the Company and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated in the applicable Pricing Supplement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

The foregoing opinion is given as of the date hereof and is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sidley Austin LLP

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